Ehxibit 5.1

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Republic Plaza, Suite 4800
Denver, Colorado  80202-5698
Telephone: 303/825-0800
Berenbaum, Weinshienk & Eason P. C. Attorneys at Law                                                                              Facsimile: 303/629-7610

January 28, 2008
EnerLume Energy Management Corp.
Two Broadway
Hamden, Connecticut 06518

Re:  Registration Statement on Form S-1 Filed by EnerLume Energy Management Corp.

Ladies and Gentlemen:

We have acted as counsel for EnerLume Energy Management Corp., a Colorado corporation (the “Company”), in connection with the sale from time to time, on a delayed basis, by certain of the Company’s securityholders (the “Selling Shareholders”) of up to 7,159,384 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as contemplated by the Company’s Registration Statement on Form S-1 (as may be amended or supplemented, the “Registration Statement”) to which this opinion has been filed as an exhibit. The Shares consist of 5,193,367 shares of Common Stock issued and outstanding as of January 28, 2008 (the “Issued Shares”) and 1,966,017 shares of Common Stock (the “Warrant Shares”) initially issuable upon the exercise of warrants issued to certain of the Company’s securityholders (the “Warrants”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Issued Shares are validly issued, fully paid and nonassessable; and

2.
The Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants against payment of the consideration for the Warrant Shares as provided therein, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinions, we have assumed that the resolutions authorizing the issuance, offer and sale of the Shares will be in full force and effect at all times at which any Shares are offered or sold by the Selling Shareholders, and that the Company will take no action inconsistent with such resolutions.

The opinions expressed herein are limited to the General Corporation Law of the State of Colorado, including the applicable provisions of the Colorado Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We express no opinion as to compliance with the securities or “blue sky” laws of any state or country in which the Shares are proposed to be offered and sold.

Berenbaum, Weinshienk & Eason P. C.

EnerLume Energy Management Corp.
January 28, 2008

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BERENBAUM, WEINSHIENK & EASON, P.C.